Exhibit 99.8

NEWEGG COMMERCE, INC.

AUDIT COMMITTEE CHARTER

1. Members. The Board of Directors of Newegg. Commerce, Inc. (the “Company”) appoints an Audit Committee of at least three members, consisting entirely of independent directors, and designates one member as chairperson or delegates the authority to designate a chairperson to the Audit Committee. Members of the Audit Committee are appointed by the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee. For purposes hereof, the term “independent” means a director who meets The Nasdaq Stock Market LLC (“Nasdaq”) standards of independence for directors and audit committee members, as determined by the Board.

Each member of the Audit Committee must be financially literate, as determined by the Board. In addition, at least one member of the Committee must be an “audit committee financial expert,” as determined by the Board in accordance with Securities and Exchange Commission (“SEC”) rules. In addition, no member of the Committee may have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years.

2. Purpose, Duties, and Responsibilities. The purpose of the Audit Committee, at a minimum, must be to:

●	represent and assist the Board of Directors in discharging its oversight responsibility relating to: (a) the accounting and financial reporting processes of the Company and its subsidiaries, including the audits of the Company’s financial statements and the integrity of the financial statements; (b) the Company’s compliance with legal and regulatory requirements; (c) the outside auditor’s qualifications and independence; and (d) the performance of the Company’s internal audit function and the Company’s outside auditor; and

●	oversee preparation of the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

Among its specific duties and responsibilities, the Audit Committee will:

(a)	Be directly responsible, in its capacity as a committee of the Board, for the appointment, compensation, retention and oversight of the work of the outside auditor. In this regard, the Audit Committee will appoint and retain, subject to ratification by the Company’s stockholders, compensate, evaluate, and terminate when appropriate, the outside auditor, which will report directly to the Audit Committee.

(b)	Obtain and review, at least annually, a report by the outside auditor describing: (1) the outside auditor’s internal quality-control procedures; and (2) any material issues raised by the most recent internal quality-control review, or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the outside auditor, and any steps taken to deal with any such issues.

(c)	Approve in advance all audit and permissible non-audit services to be provided by the outside auditor, and establish policies and procedures for the pre-approval of audit and permissible non-audit services to be provided by the outside auditor.

(d)	At least annually, consider the independence of the outside auditor, and, consistent with rules of the Public Company Accounting Oversight Board (“PCAOB”), obtain and review a report by the outside auditor describing any relationships between the outside auditor, and the Company or individuals in financial reporting oversight roles at the Company, that may reasonably be thought to bear on the outside auditor’s independence and discuss with the outside auditor the potential effects of any such relationships on independence.

(e)	Review and discuss with the outside auditor the matters required to be discussed by the outside auditor under Auditing Standard No. 1301, as adopted by the PCAOB and amended from time to time, including any problems or difficulties the outside auditor encountered in the course of its audit work and management’s response.

(f)	Meet to review and discuss with management and the outside auditor the annual audited and quarterly financial statements of the Company (including the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) and the independent auditor’s reports related to the financial statements.

(g)	Recommend to the Board based on the review and discussion described in paragraphs (d) - (f) above, whether the financial statements should be included in the Annual Report on Form 10-K.

(h)	Receive reports from the outside auditor and management regarding, and review and discuss the adequacy and effectiveness of, the Company’s internal controls, including any significant deficiencies in internal controls and significant changes in internal controls reported to the Audit Committee by the outside auditor or management.

(i)	Receive reports from management regarding, and review and discuss the adequacy and effectiveness of, the Company’s disclosure controls and procedures.

(j)	Review and discuss with the principal internal auditor of the Company: (1) the annual audit plan and the adequacy of internal audit resources; and (2) the results of the internal audit program.

(k)	Annually review and discuss the performance and effectiveness of the internal audit function.

(l)	Approve the appointment, and dismissal when appropriate, of the principal internal auditor, and the compensation of the principal internal auditor.

(m)	Review and discuss earnings press releases, and corporate practices with respect to earnings press releases and financial information and earnings guidance provided to analysts and ratings agencies.

(n)	Review and discuss the Company’s practices with respect to risk assessment and risk management, and risks related to matters including the Company’s financial statements and financial reporting processes, compliance, and information technology and cybersecurity.

(o)	Oversee the Company’s compliance program with respect to legal and regulatory requirements, including the Company’s code(s) of conduct and the Company’s policies and procedures for monitoring compliance; and at least annually, meet to review the implementation and effectiveness of the Company’s compliance program with the Company’s chief compliance officer, who shall have the authority to communicate directly to the Audit Committee, promptly, about actual and alleged violations of law or the Company’s code(s) of conduct, including any matters involving criminal or potential criminal conduct.

(p)	Establish and oversee procedures for handling reports of potential misconduct, including: (1) violations of law or the Company’s code(s) of conduct; (2) complaints regarding accounting, internal accounting controls, auditing and federal securities law matters; and (3) the confidential, anonymous submission of concerns by employees regarding accounting, internal accounting controls, auditing and federal securities law matters.

(q)	Establish and periodically review policies and procedures for the review, approval and ratification of related person transactions, as defined in applicable Securities and Exchange Commission rules, review related person transactions, and oversee other related party transactions governed by applicable accounting standards.

(r)	Establish policies for the hiring of employees and former employees of the outside auditor.

(s)	Annually evaluate the performance of the Audit Committee and assess the adequacy of the Audit Committee charter.

3. Outside Advisors. The Audit Committee will have the authority to retain such outside counsel, accountants, experts and other advisors as it determines appropriate to assist it in the performance of its functions and will receive appropriate funding, as determined by the Audit Committee, from the Company for payment of compensation to any such advisors and for the payment of ordinary administrative expenses that are necessary or appropriate in carrying out the Audit Committee’s duties.

4. Meetings. The Audit Committee will meet at least quarterly, at such times and places as the Audit Committee or its chairperson determines. The Audit Committee will meet separately in executive session, periodically, with each of management, the principal internal auditor of the Company, and the outside auditor and the Company’s chief legal officer. The Audit Committee will report regularly to the full Board of Directors with respect to its activities. The majority of the members of the Audit Committee constitutes a quorum.

5. Subcommittees. The Audit Committee may delegate its duties and responsibilities to one or more subcommittees as it determines appropriate.

Adopted: ______________

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